CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - FEBRUARY 2013
STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (8,276.765 units) at January 31, 2012	$8,863,905
Additions of 9.123 units on February 28, 2013	10,009
Redemptions of (0.000) units on February 28, 2013	0
Offering Costs	(3,798)
Net Income (Loss) - February 2013	220,024

Net Asset Value (8,285.888 units) at February 28, 2013	$9,090,140

Net Asset Value per Unit at February 28, 2013	$1,097.06

Partners' Capital - Class B

Net Asset Value (1,121.279 units) at January 31, 2012	$1,034,439
Additions of 11.640 units on February 28, 2013	11,003
Redemptions of (0.000) units on February 28, 2013	-
Offering Costs	(443)
Net Income (Loss) - February 2013	25,931

Net Asset Value (1,132.919 units) at February 28, 2013	$1,070,930

Net Asset Value per Unit at February 28, 2013	$945.28

Partners' Capital - Class C

Net Asset Value (8,664.304 units) at January 31, 2012	$9,707,820
Additions of 0.000 units on February 28, 2013	0
Redemptions of (14.830) units on February 28, 2013	(17,050)
Offering Costs	(4,160)
Net Income (Loss) - February 2013	257,545

Net Asset Value (8,649.474 units) at February 28, 2013	$9,944,155

Net Asset Value per Unit at February 28, 2013	$1,149.68

Partners' Capital - Class D

Net Asset Value (733.751 units) at January 31, 2012	$704,567
Additions of 507.371 units on February 28, 2013	500,009
Redemptions of (0.000) units on February 28, 2013	0
Offering Costs	(302)
Net Income (Loss) - February 2013	18,843

Net Asset Value (1,241.122 units) at February 28, 2013	$1,223,117

Net Asset Value per Unit at February 28, 2013	$985.49

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$490,870
Change in unrealized	(114,108)

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	209,937
Intrest Income (Loss)	7,950
Total income	594,649

Expenses:
Management fee	34,815
Performance fee	0
Sales and brokerage fee	30,635
Operating expenses	6,856
Total Expenses	72,306
Net Income (Loss) - February 2013	$522,343

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on February 28, 2013	$1,097.06
Net Asset Value per Unit on January 31, 2012	$1,070.94
Unit Value Monthly Gain (Loss) %	2.44%
Fund 2013 calendar YTD Gain (Loss) %	4.13%

Partners' Capital - Class B

Net Asset Value per Unit on February 28, 2013	$945.28
Net Asset Value per Unit on January 31, 2012	$922.55
Unit Value Monthly Gain (Loss) %	2.46%
Fund 2013 calendar YTD Gain (Loss) %	4.18%

Partners' Capital - Class C

Net Asset Value per Unit on February 28, 2013	$1,149.68
Net Asset Value per Unit on January 31, 2012	$1,120.44
Unit Value Monthly Gain (Loss) %	2.61%
Fund 2013 calendar YTD Gain (Loss) %	4.48%

Partners' Capital - Class D

Net Asset Value per Unit on February 28, 2013	$985.49
Net Asset Value per Unit on January 31, 2012	$960.23
Unit Value Monthly Gain (Loss) %	2.63%
Fund 2013 calendar YTD Gain (Loss) %	4.52%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ G. William Andrews
G. William Andrews
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

Gains in all asset classes lead to a profitable month

The Fund profited in all sectors during the month of February. The majority of gains came from the foreign exchange, interest rates, and commodities sectors, with minor gains in equity index trading.

Foreign exchange was the most profitable sector, contributing well over 1% to the Fund. In the U.K., the GBP was down over 4% in February as weak economic fundamentals led Moody’s to downgrade the UK’s Aaa sovereign debt rating to Aa1. The Fund made over 1% in GBP trading on a short position against the dollar. The CAD also declined over 3% in February on global risk-off positioning and on developments indicating a slowing Canadian economy. This led to additional gains on a short position against the currency.  Long positioning on global long-end fixed income instruments contributed solid gains during the month. The primary driver of higher fixed income prices, particularly late in the month, was the uncertainty over the Italian elections. Other drivers included concerns over the U.S. sequester and FOMC Chairman Bernanke reasserting his commitment to maintaining QE.  Commodity gains were led by short positioning in precious metals, which fell during the month on mostly better-than-expected U.S. economic data and renewed concerns over the longevity of the QE program. Trading in equity indices was relatively flat.

Please be advised that effective April 30, 2013, the Campbell Global Trend Fund, L.P. (“Fund”) will cease offering new units.  The Fund will remain operational for existing investors.  However, shares of the Fund may no longer be offered to new or existing investors. It is anticipated that the Fund will wrap up operations on or before December 31, 2013.  Please do not hesitate to call us with questions.
Sincerely,

Will Andrews
Chief Executive Officer
Campbell & Company, Inc. - General Partner